Exhibit 99

PRESS RELEASE

Scripps reports January revenues

For immediate release Feb. 11, 2005	(NYSE: SSP)

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for January increased 14 percent year-over-year to $185 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 28 percent to $61.0 million. January advertising revenue at Scripps Networks was up 31 percent and affiliate fee revenue increased 24 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 88 million and 86 million U.S. television households, respectively. DIY Network reaches about 31 million households and Fine Living can be seen in about 25 million households. GAC reached 37 million U.S. households in January.

At the company’s newspapers, January revenue was up 9.8 percent to $60.7 million compared with the same month a year ago. January 2005 had five Sundays compared with four Sundays in 2004.

Newspaper advertising revenue in January, by category, was:

•	Local, up 1.8 percent to $13.5 million.

•	Classified, up 12 percent to $19.4 million.

•	National, up 14 percent to $3.5 million.

•	Preprint and other, up 24 percent to $11.0 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $5.3 million compared to $4.2 million in January 2004. The increase includes the effect of one additional Sunday in January 2005.

January revenue at Shop at Home Network, the company’s television retailing subsidiary, was up 21 percent to $31.5 million. Shop at Home could be seen in 54 million television households in January, up 15 percent from the same month in 2004.

At the company’s broadcast television stations revenue for the month was down 3.8 percent to $22.6 million. The decline reflects the absence of political advertising revenue compared with the same period last year.

Broadcast television advertising revenue, by category, was:

•	Local, down 2.2 percent to $14.2 million.

•	National, up 4.5 percent to $7.3 million.

•	Other, down 20 percent to $1.1 million.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 95 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 54 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: January	The E.W. Scripps Company
Report date: February 11, 2005	513-977-3826

	January
(amounts in millions, unless otherwise noted)	2005	2004	%
SEGMENT OPERATING REVENUES
Scripps Networks (1)	$61.0	$47.7	27.9%
Newspapers	60.7	55.3	9.8%
Broadcast Television	22.6	23.4	(3.8)%
Shop At Home	31.5	26.1	20.8%
Licensing and Other Media	9.1	9.6	(4.6)%

TOTAL	$184.9	$162.1	14.1%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$47.2	$36.2	30.6%
Affiliate fees, net	13.4	10.8	24.3%
Other	0.4	0.7	(51.9)%

Scripps Networks	$61.0	$47.7	27.9%

Subscribers (2)
HGTV	87.9	85.4	2.9%
Food Network	86.3	83.7	3.1%
Great American Country	37.2	26.5	40.4%

NEWSPAPERS (3)
Operating Revenues
Local	$13.5	$13.3	1.8%
Classified	19.4	17.3	12.1%
National	3.5	3.1	13.6%
Preprints and other	11.0	8.9	23.6%

Newspaper advertising	47.5	42.6	11.4%
Circulation	11.9	11.6	2.8%
Other	1.3	1.1	19.3%

Newspapers	$60.7	$55.3	9.8%

Ad inches (excluding JOAs) (in thousands)
Local	467	479	(2.4)%
Classified	762	750	1.6%
National	93	92	1.4%

Full run ROP	1,323	1,320	0.2%

Share of JOA operating profits (4)	$5.3	$4.2	25.0%

BROADCAST TELEVISION
Operating Revenues
Local	$14.2	$14.5	(2.2)%
National	7.3	7.0	4.5%
Political	0.0	0.6
Other	1.1	1.3	(20.4)%

Broadcast Television	$22.6	$23.4	(3.8)%

SHOP AT HOME
Operating Revenues
Shop At Home	$31.5	$26.1	20.8%

Avg. full-time equivalent homes	54.3	47.1	15.3%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.

(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

(3)	January 2005 had 5 Sundays, versus 4 Sundays in 2004.

(4)	Excludes editorial costs.

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